Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Melissa Napier	Debra Ceffalio
(847) 720-2767	(847) 720-1652
Melissa.Napier@usfoods.com	Debra.Ceffalio@usfoods.com

US Foods Reports Second Quarter Fiscal 2016 Earnings

Independent Restaurant Momentum, Solid Adjusted EBITDA Growth, Post-IPO Debt Reduction

ROSEMONT, Ill. (BUSINESS WIRE) August 9, 2016 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the second quarter and first six months of fiscal year 2016.

Second Quarter Highlights

•	Case volume with Independent Restaurants rose 6.8% with total cases up 1.2%

•	Net sales declined by 0.6%

•	Gross profit grew 4.1% to $1.0 billion

•	Operating income increased $76 million to $98 million

•	Net loss of $13 million

•	Adjusted EBITDA increased 10.1% to $260 million

•	$1.1 billion net IPO proceeds were used to reduce debt

First Six Months Highlights

•	IR case volume increased 7.3% with total cases 1.8% higher

•	Net sales flat at $11.4 billion

•	Gross profit of $2.0 billion was up 3.7%

•	Operating income increased $119 million to $183 million

•	Net loss of $0.1 million

•	Adjusted EBITDA increase of 17.3% to $463 million

“Our second quarter results reflect the positive impact that our Great Food. Made Easy. strategy is having in our business,” said President and CEO Pietro Satriano. “We continued to see positive sales momentum with independent restaurant customers, gross margin improvement and operating expense leverage. As a result, we increased adjusted EBITDA by 10% over the prior year second quarter. We also had a very successful initial public offering in the quarter, raising over $1.1 billion that we used for debt reduction.

“For the rest of 2016, our focus will remain on providing customers with innovative products, industry-leading technology, and flawless fundamentals,” Satriano continued. “We believe this will lead to full year Adjusted EBITDA growth of 8-9% above 2015 results.”

Second Quarter Results

Independent restaurants showed strong case volume growth of 6.8% from the prior year, of which 4.6% was organic. Total case volume increased 1.2% over last year’s second quarter. Organic case growth was essentially flat, reflecting planned exits from national chain business. Net sales of $5.8 billion declined 0.6% versus prior year while sales from acquisitions completed in the last 12 months boosted Net sales by 1.3%. The company continued to experience a deflationary environment, particularly in beef categories during the quarter. Sales of private brand products represented approximately 33% of total sales, an increase of 90 basis points (bps) over the same prior year period.

Gross profit of $1.0 billion increased by $41 million or 4.1% from the prior year, as the company benefitted from higher volumes, favorable customer mix, private brand growth and merchandising initiatives. As a percentage of Net sales, Gross profit increased by 82 bps. Adjusted Gross profit of $1.0 billion increased by $32 million or 3.2% from the prior year.

Operating expenses were $936 million, down 3.6% from the prior year. The improvement reflected lower restructuring, transformation and prior year merger-related costs, partially offset by a $31 million consulting and management agreement termination fee paid to the company’s private equity sponsors. Adjusted Operating expenses for the quarter were $767 million, 1.1% higher than the prior year. This was primarily driven by higher volumes and distribution expenses, primarily offset by favorable fuel costs and lower administrative expenses.

Operating income was $98 million, or 1.7% of Net sales, a $76 million increase from the prior year. Adjusted EBITDA of $260 million increased $23.8 million, or 10.1% compared to the prior year, driven by the Adjusted Gross profit and Adjusted Operating expense factors discussed above. The company posted a $13 million Net loss for the quarter as higher Gross profit and improved Operating expenses were offset by a $42 million pre-tax refinancing charge in the quarter related to the retirement of debt. Diluted EPS was ($0.07).

First Half Results

For the year-to-date, independent restaurant case growth was 7.3%, of which 5.5% was organic. Total case volume increased 1.8% over the prior year, while organic case volume rose 0.8%. Net sales of $11.4 billion were flat to the prior year, with sales from acquisitions in the last 12 months increasing Net sales by approximately 1.0%. Net sales and case volumes were affected by strong independent restaurant volume growth, planned shifts away from current national chain business, and deflation in certain categories, particularly beef. Sales of private brand products represented approximately 33% of Net sales for the first half of 2016, an increase of 80 bps over the prior year.

Gross profit of $2.0 billion increased $72 million, or 3.7% from the prior year. This was driven by higher volumes, favorable customer mix, private brand growth and merchandising initiatives. As a percentage of Net sales, Gross profit increased by 63 bps. The same factors affected Adjusted Gross profit of $2.0 billion, which increased $76 million from the prior year.

Operating expenses year-to-date were $1.8 billion, down 2.5% from the prior year as lower merger-related costs, favorable fuel costs and lower benefits costs were partially offset by the consulting and management agreement termination fee discussed above. Adjusted Operating expenses for the first half were $1.5 billion, an increase of 0.5% from the prior year. This reflected the benefit of favorable fuel costs, declines in pension and post-retirement benefits and lower administrative expenses, which were offset by higher volumes and increased distribution expenses.

Operating income was $183 million, or 1.6% of Net sales, up $119 million from the prior year. Adjusted EBITDA for the first half of 2016 was $463 million. This represented an increase of $68 million, or 17.3% over the prior year, driven by the Adjusted Gross profit and Adjusted Operating expense factors previously discussed. A Net loss of $0.1 million was reported for the first six months as higher Gross profit and improved Operating expenses were offset by refinancing charges. Diluted EPS was $0.00.

Cash capital expenditures for the first half of fiscal 2016 totaled $67 million, a decrease of $44 million from the prior year. Cash flow from operations was $301 million, an increase of $36 million from the prior year.

Capital Structure

On May 26, 2016, US Foods completed its initial public offering of its common stock (IPO). The $1.1 billion in net proceeds were used to reduce debt. Net debt to Adjusted EBITDA leverage was 4.0x as of July 2, 2016, down from 5.3x before the IPO.

The company entered into a series of transactions to refinance the $2.0 billion principal of its senior secured term loan and redeem the $258 million principal of its outstanding 8.5% Senior Notes that remained after applying the IPO proceeds. The aggregate principal outstanding of the term loan was increased to $2.2 billion and the company issued $600 million in 5.875% Senior Notes due in 2024. We anticipate using a portion of the funds from these transactions to also repay the $472 million in principal of the CMBS fixed rate facility that remains outstanding. The debt redemption and refinancing transactions completed in June resulted in a $42 million loss on the extinguishment of debt. These new agreements will reduce expected interest expense and extend the company’s debt maturity profile.

Outlook for Fiscal 2016

The company will continue to execute its plan to deliver higher margins and improved profitability. For fiscal 2016, Net sales are expected to be flat compared to last year as growth with independent restaurant and other customers will be offset by a deflationary environment and the anticipated planned exits of national chain business. Independent restaurant case volume is expected to grow between 6-7%. Adjusted EBITDA is expected to increase between 8%-9% from fiscal 2015 reported results. Our fourth quarter results will reflect the impact of a 53rd week, which occurred in 2015 and will not take place in 2016. The 53rd week added approximately 120 bps to Adjusted EBITDA in 2015.

Recent refinancing activities are expected to reduce second half 2016 interest expense by approximately $50-60 million compared to the prior year period. For the second half of 2016, Net interest expense is expected to be approximately $85-95 million. Full year cash capital expenditures are expected to be around $190-210 million and fleet capital leases are expected to be approximately $80 million. Depreciation and Amortization expense for fiscal 2016 is expected to be approximately $415-425 million. Weighted average diluted shares outstanding are anticipated to be approximately 204 million shares for fiscal 2016.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call and Webcast Information

US Food’s second quarter fiscal 2016 earnings call will be broadcast live via the Internet today, August 9, 2016 at 9:00 a.m. CDT. The presentation slides reviewed during the webcast will be available shortly before that time. The webcast, slides, and a copy of this news release can be found in the Investor Relations section of our website at www.usfoods.com/investors.

About US Foods

US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 chefs, restaurateurs and foodservice operators to help their businesses succeed. With nearly 25,000 employees and more than 60 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates approximately $23 billion in annual revenue. Discover more at www.usfoods.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal,” or similar expressions. Examples of forward-looking statements include, among others, statements we make regarding our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results to differ materially from the forward-looking statements contained in this press release include, among others: our ability to remain profitable during times of cost inflation, commodity volatility, and other factors; industry competition and our ability to successfully compete; our reliance on third-party suppliers, including the impact of any interruption of supplies or increases in product costs; risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, and increases in interest rates; any change in our relationships with GPOs; any change in our relationships with long-term customers; our ability to increase sales to independent customers; our ability to successfully consummate and integrate future acquisitions; our ability to achieve the benefits that we expect from our cost savings programs; shortages of fuel and increases or volatility in fuel costs; any declines in the consumption of food prepared away from home, including as a result of changes in the economy or other factors affecting consumer confidence; liability claims related to products we distribute; our ability to maintain a good reputation; costs and risks associated with labor relations and the availability of qualified labor; changes in industry pricing practices; changes in competitors’ cost structures; our ability to retain customers not obligated by long-term contracts to continue purchasing products from us; environmental, health and safety costs; costs and risks associated with government laws and regulations, including environmental, health, safety, food safety, transportation, labor and employment, laws and regulations, and changes in existing laws or regulations; technology disruptions and our ability to implement new technologies; costs and risks associated with a potential cybersecurity incident; our ability to manage future expenses and liabilities associated with our retirement benefits; disruptions to our business caused by extreme weather conditions; costs and risks associated with litigation; changes in consumer eating habits; costs and risks associated with our intellectual property protections; and risks associated with potential infringements of the intellectual property of others.

For a detailed discussion of these risks and uncertainties, see the section entitled “Risk Factors,” in our prospectus (filed as part of the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (Registration No. 333-209442), as amended).

All forward-looking statements made in this press release are qualified by these cautionary statements. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Explanation of Non-GAAP Financial Measures

We provide Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA and Adjusted Net income as supplemental measures to GAAP regarding the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of Last-in, first-out (LIFO) reserve changes. Adjusted Operating expenses are Operating expenses adjusted to remove the impact of certain unusual or non-recurring items, as well other items noted in the Company’s debt agreements.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include Restructuring and tangible asset impairment charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Business transformation costs (business costs associated with the redesign of systems and processes), Acquisition related costs, Acquisition termination fees—net, and other items as specified in our debt agreements.

We believe that Adjusted Net income is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, amortization, interest expense, and income taxes on a consistent basis from period to period. Adjusted Net income is Net income (loss) excluding such items as Restructuring and tangible asset impairment charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Business transformation costs (cost associated with redesign of systems and process), and other items, and adjusted for the tax effect of the exclusions. We believe that Adjusted Net income is used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.

Management uses these non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as the performance relative to competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used for certain covenants and restricted activities under our debt agreements. We also believe these non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that amounts presented in accordance with our definitions of Adjusted Gross profit, Adjusted Operating expense, EBITDA, Adjusted EBITDA and Adjusted Net Income may not be the same as similar measures used by other companies. Not all companies and analysts calculate these measures in the same manner. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by presenting the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

Source: US Foods

# # #

US FOODS HOLDING CORP.

Condensed Consolidated Balance Sheets

	As of	As of
($ in millions*)	July 2, 2016	January 2, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$115.4	$517.8
Accounts receivable, less allowances of $22.3 and $22.6	1,271.2	1,234.0
Vendor receivables, less allowances of $2.3 and $1.6	154.1	101.4
Inventories	1,182.5	1,113.0
Prepaid expenses	69.8	73.8
Assets held for sale	21.9	5.5
Other current assets	14.1	15.0

Total current assets	2,829.1	3,060.4
Property and equipment — net	1,754.7	1,768.9
Goodwill	3,898.1	3,875.7
Other intangibles — net	450.1	477.6
Other assets	63.7	56.7

Total assets	$8,995.6	$9,239.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank checks outstanding	$176.8	$191.3
Accounts payable	1,365.1	1,078.9
Accrued expenses and other current liabilities	398.7	470.0
Current portion of long-term debt	73.1	62.6

Total current liabilities	2,013.7	1,802.8
Long term debt	3,798.2	4,682.1
Deferred tax liabilities	455.2	455.8
Other long-term liabilities	380.7	387.0

Total liabilities	6,647.8	7,327.7

Redeemable common stock	—	38.4
Shareholders’ equity:
Common stock	2.2	1.7
Additional paid in capital	2,782.6	2,292.1
Accumulated deficit	(346.3)	(346.3)
Accumulated other comprehensive loss	(90.6)	(74.4)

Total shareholders’ equity	2,347.9	1,873.2

Total liabilities and shareholders’ equity	$8,995.6	$9,239.4

*	Amounts may not add due to rounding.

US FOODS HOLDING CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	13 weeks	13 weeks	26 weeks	26 weeks
	ended	ended	ended	ended
$ in millions*, except share and per share data	July 2, 2016	June 27, 2015	July 2, 2016	June 27, 2015
Net sales	$5,806.8	$5,842.5	$11,399.9	$11,396.2
Cost of goods sold	4,772.7	4,849.9	9,406.1	9,474.4

Gross profit	1,034.0	992.7	1,993.8	1,921.7
Distribution, selling and administrative costs	922.2	919.3	1,786.6	1,804.8
Restructuring and tangible asset impairment charges	13.4	51.4	24.1	52.6

Total operating expenses	935.6	970.7	1,810.7	1,857.4

Operating income	98.4	22.0	183.1	64.3

Acquisition termination fees — net	—	287.5	—	287.5
Interest expense — net	70.3	70.0	140.8	140.9
Loss on extinguishment of debt	42.1	—	42.1	—

(Loss) income before taxes	(14.0)	239.5	0.2	210.9
Income tax (benefit) provision	(0.6)	74.5	0.2	38.8

Net (loss) income	$(13.4)	$165.0	$(0.1)	$172.1

Net (loss) income per share
Basic	$(0.07)	$0.97	$—	$1.01
Diluted	$(0.07)	$0.97	$—	$1.01
Weighted-average common shares outstanding
Basic	190,077,211	169,575,384	179,599,467	169,577,547
Diluted	190,077,211	170,846,159	179,599,467	170,901,910

*	Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Condensed Consolidated Statements of Cash Flow

(Unaudited)

	26 weeks ended	26 weeks ended
($ in millions*)	July 2, 2016	June 27, 2015
Cash Flows From Operating Activities:
Net (loss) income	$(0.1)	$172.1
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	207.9	197.2
Gain on disposal of property and equipment - net	(7.5)	(0.3)
Asset impairment charges	0.1	6.3
Loss on extinguishment of debt	42.1	—
Amortization of deferred financing costs	4.9	7.6
Amortization of Old Senior Notes original issue premium	(1.7)	(1.7)
Insurance proceeds related to operating activities	7.1	13.6
Insurance benefit in net (loss) income	(7.1)	(10.4)
Deferred tax provision	0.2	30.9
Share-based compensation expense	9.7	5.3
Provision for doubtful accounts	6.0	5.3
Changes in operating assets and liabilities, net of business acquisitions:
Increase in receivables	(77.3)	(32.8)
Increase in inventories	(62.6)	(23.8)
Decrease (increase) in prepaid expenses and other assets	6.3	(307.8)
Increase in accounts payable and bank checks outstanding	275.5	171.7
(Decrease) increase in accrued expenses and other liabilities	(102.1)	32.1

Net cash provided by operating activities	301.4	265.3

Cash Flows From Investing Activities:
Acquisition of businesses — net of cash	(94.9)	—
Proceeds from sales of property and equipment	8.7	1.9
Purchases of property and equipment	(66.8)	(111.0)
Investment in noncontrolling interest	(7.7)	—
Insurance proceeds related to investing activities	—	2.8
Purchase of industrial revenue bonds	—	(20.7)

Net cash used in investing activities	(160.7)	(127.0)

Cash Flows From Financing Activities:
Proceeds from debt refinancing	2,213.8	—
Proceeds from other debt borrowings	1,411.0	20.7
Principal payments on debt and capital leases	(3,208.3)	(26.4)
Payment for debt financing cost and fees	(25.6)	(0.7)
Redemption of Old Senior Notes	(1,376.9)	—
Net proceeds from initial public offering	1,113.8	—
Cash distribution to shareholders	(666.3)	—
Proceeds from common stock sales	2.8	—
Common stock repurchased	(7.4)	(2.4)

Net cash used in financing activities	(543.1)	(8.8)

Net (decrease) increase in cash and cash equivalents	(402.4)	129.5
Cash and cash equivalents, beginning of period	517.8	343.7

Cash and cash equivalents, end of period	$115.4	$473.2

Supplemental disclosures of cash flow information:
Cash paid in the period for:
Interest (net of amounts capitalized)	$137.8	$137.0
Income taxes paid - net of refunds	3.7	0.1
Property and equipment purchases included in accounts payable	12.7	11.7
Capital lease additions	64.0	28.8
Contingent consideration payable for business acquisitions	6.4	—

*	Amounts may not add due to rounding.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation (Unaudited)

	13 Weeks Ended
	July 2,	June 27,
($ in millions*)	2016	2015	Change	%
Net (loss) income (GAAP)	$(13.4)	$165.0	$(178.4)	(108.1)
Interest expense, net	70.3	70.0	0.3	0.4
Income tax (benefit) provision	(0.6)	74.5	(75.1)	(100.8)
Depreciation and amortization expense	105.1	97.8	7.3	7.5

EBITDA (Non-GAAP)	161.4	407.3	(245.9)	(60.4)
Sponsor fees (1)	33.2	2.5	30.7	1,228.0
Restructuring and tangible asset impairment charges (2)	13.4	51.4	(38.0)	(73.9)
Share-based compensation expense (3)	4.9	2.8	2.1	75.0
LIFO reserve change (4)	(6.7)	2.6	(9.3)	(357.7)
Loss on extinguishment of debt (5)	42.1	—	42.1	N/A
Business transformation cost (6)	6.5	10.5	(4.0)	(38.1)
Acquisition related costs (7)	—	40.9	(40.9)	(100.0)
Acquisition termination fees - net (8)	—	(287.5)	287.5	(100.0)
Other (9)	5.3	5.8	(0.5)	(8.6)

Adjusted EBITDA (Non-GAAP)	260.2	236.4	23.8	10.1
Depreciation and amortization expense	(105.1)	(97.8)	(7.3)	7.5
Interest expense, net	(70.3)	(70.0)	(0.3)	0.4
Income tax benefit (provision)	0.6	(74.5)	75.1	(100.8)

Adjusted Net income (loss) (Non-GAAP)	$85.4	$(5.9)	$91.3	(1,547.5)

Gross profit (GAAP)	$1,034.0	$992.7	$41.3	4.1
LIFO reserve change	(6.7)	2.6	(9.3)	(357.7)

Adjusted Gross profit (Non-GAAP)	$1,027.3	$995.3	$32.0	3.2

Operating expense (GAAP)	$935.6	$970.7	$(35.1)	(3.6)
Depreciation and amortization expense	(105.1)	(97.8)	(7.3)	7.5
Sponsor fees	(33.2)	(2.5)	(30.7)	1,228.0
Restructuring and tangible asset impairment charges	(13.4)	(51.4)	38.0	(73.9)
Share-based compensation expense	(4.9)	(2.8)	(2.1)	75.0
Business transformation cost	(6.5)	(10.5)	4.0	(38.1)
Acquisition related costs	—	(40.9)	40.9	(100.0)
Other	(5.3)	(5.8)	0.5	(8.6)

Adjusted Operating expense (Non-GAAP)	$767.2	$759.0	$8.2	1.1

*	Amounts may not add due to rounding.
(1)	Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting and management agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.
(2)	Consists primarily of facility related closing costs, including severance and related costs, tangible asset impairment charges, organizational realignment costs and estimated multiemployer pension withdrawal liabilities.
(3)	Share-based compensation expense for vesting of stock awards.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Includes fees paid to debt holders, third party costs, early redemption premium, and the write off of certain pre-existing unamortized debt issuance costs, partially offset by the write-off of unamortized issue premium.
(6)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7)	Consists of costs related to the Acquisition, including certain employee retention costs.
(8)	Consists of net fees received in connection with the termination of the Acquisition Agreement.
(9)	Other includes gains, losses or charges as specified under USF’s debt agreements.

US FOODS HOLDING CORP.

Non-GAAP Reconciliation (Unaudited)

	26 Weeks Ended
	July 2,	June 27,
($ in millions*)	2016	2015	Change	%
Net (loss) income (GAAP)	$(0.1)	$172.1	$(172.2)	(100.1)
Interest expense, net	140.8	140.9	(0.1)	(0.1)
Income tax provision	0.2	38.8	(38.6)	(99.5)
Depreciation and amortization expense	207.9	197.2	10.7	5.4

EBITDA (Non-GAAP)	348.9	549.0	(200.2)	(36.5)
Sponsor fees (1)	35.7	5.0	30.7	614.0
Restructuring and tangible asset impairment charges (2)	24.1	52.6	(28.5)	(54.2)
Share-based compensation expense (3)	9.7	5.3	4.4	83.0
LIFO reserve change (4)	(17.7)	(21.9)	4.2	(19.2)
Loss on extinguishment of debt (5)	42.1	—	42.1	N/A
Business transformation cost (6)	15.8	20.0	(4.2)	(21.0)
Acquisition related costs (7)	0.7	56.0	(55.3)	(98.8)
Acquisition termination fees - net (8)	—	(287.5)	287.5	(100.0)
Other (9)	3.6	16.1	(12.5)	(77.6)

Adjusted EBITDA (Non-GAAP)	$462.8	$394.7	$68.1	17.3

Depreciation and amortization expense	(207.9)	(197.2)	(10.7)	(5.4)
Interest expense, net	(140.8)	(140.9)	0.1	0.1
Income tax provision	(0.2)	(38.8)	38.6	99.5

Adjusted Net income (loss) (Non-GAAP)	$113.9	$17.8	$96.1	539.9

Gross profit (GAAP)	$1,993.8	$1,921.7	$72.1	3.7
LIFO reserve change	(17.7)	(21.9)	4.2	(19.2)

Adjusted Gross profit (Non-GAAP)	$1,976.1	$1,899.8	$76.3	4.0

Operating expense (GAAP)	$1,810.7	$1,857.4	$(46.7)	(2.5)
Depreciation and amortization expense	(207.9)	(197.2)	(10.7)	5.4
Sponsor fees	(35.7)	(5.0)	(30.7)	614.0
Restructuring and tangible asset impairment charges	(24.1)	(52.6)	28.5	(54.2)
Share-based compensation expense	(9.7)	(5.3)	(4.4)	83.0
Business transformation cost	(15.8)	(20.0)	4.2	(21.0)
Acquisition related costs	(0.7)	(56.0)	55.3	(98.8)
Other	(3.6)	(16.1)	12.5	(77.6)

Adjusted Operating expense (Non-GAAP)	$1,513.2	$1,505.2	$8.0	0.53

*	Amounts may not add due to rounding.
(1)	Consists of fees paid to the Sponsors for consulting and management advisory services. On June 1, 2016, the consulting and management agreements with each of the Sponsors were terminated for an aggregate termination fee of $31 million.
(2)	Consists primarily of facility related closing costs, including severance and related costs, tangible asset impairment charges, organizational realignment costs and estimated multiemployer pension withdrawal liabilities.
(3)	Share-based compensation expense for vesting of stock awards.
(4)	Represents the non-cash impact of LIFO reserve adjustments.
(5)	Includes fees paid to debt holders, third party costs, early redemption premium, and the write off of certain pre-existing unamortized debt issuance costs, partially offset by the write-off of unamortized issue premium.
(6)	Consists primarily of costs related to significant process and systems redesign across multiple functions.
(7)	Consists of costs related to the Acquisition, including certain employee retention costs.
(8)	Consists of net fees received in connection with the termination of the Acquisition Agreement.
(9)	Other includes gains, losses or charges as specified under USF’s debt agreements.